Exhibit 10.2
Amended and Restated Employee Stock Purchase Plan

(As approved by the stockholders on May 4, 2006 and as amended effective as of May 16, 2023)

The purpose of the Employee Stock Purchase Plan (the “Program”) of Quest Diagnostics Incorporated (the “Corporation”) is to provide to employees an ongoing opportunity to purchase shares of Common Stock of the Corporation, par value $0.01 per share (“Common Stock”). The Program became effective upon its approval by the holders of stock entitled to vote at the Corporation’s May 4, 2006 Annual Meeting of Stockholders and has subsequently been amended.

1.Administration. The Program will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee will have authority to (a) exercise all of the powers granted to it under the Program, (b) construe, interpret and implement the Program, (c) to prescribe, amend and rescind rules and regulations relating to the Program, including rules governing its own operations, (d) to make all determinations necessary or advisable in administering the Program and (e) to correct any defect, supply any omission and reconcile any inconsistency in the Program. The determination of the Committee on any matters relating to the Program shall be final, binding and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Program. To the extent permitted by applicable law, the Committee may delegate such responsibilities and powers as it specifies to any employee or employees selected by it. Any action undertaken by an administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee. Any such delegation may be revoked by the Committee at any time.

2.Eligibility. Such groups of employees of the Corporation or any subsidiary or other entity as may from time to time be designated by the Committee (“Participating Entity”) will be eligible to participate in the Program, in accordance with such rules as may be prescribed from time to time by the Committee. No employee can participate in the Program if such employee would, immediately after participating in the Program, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent or subsidiary corporations. A person may not participate in the Program unless such person is an “employee” as defined in the instructions to the Form S-8 registration statement under the Securities Act of 1933, as amended (or any successor form) as in effect from time to time.

3.Shares Subject to the Program. The total number of shares of Common Stock which may be delivered pursuant to the Program will be nine million (9,000,000) shares of Common Stock in the aggregate. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, demerger, consolidation, split-up, spin-off, combination or exchange of shares, or any similar change affecting the Common Stock, or in the event the Company pays an extraordinary cash dividend: (i) the number and kind of shares which may be delivered under the Program; (ii) the number and kind of shares subject to outstanding Options (as hereinafter defined); and (iii) the exercise price of outstanding Options shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the right granted to, or available for, participants. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option. The Shares delivered under the Plan may be authorized and unissued shares or shares held in the treasury of the Corporation, including shares purchased by the Corporation (at such time or times and in such manner as it may determine).

4.Participation; Payroll Deductions.

(a)An eligible employee may participate in the Program by completing the enrollment process specified by the Corporation, including authorizing payroll deductions from the employee’s eligible compensation (as determined from time to time by the Committee). Payroll deductions authorized by a participating employee will be given effect as soon as practicable after completion of the enrollment process, but may not be retroactive.

(b)Unless otherwise determined by the Committee, an employee may authorize a payroll deduction at a rate, in whole percentages, of (X) not less than one percent (1%) of the eligible compensation that the employee receives during each payroll period and (Y) not greater than ten percent (10%) of the eligible compensation that the employee receives during each payroll period; provided, however, that employees participating in the Program on June 29, 2015 shall not be subject to the limitation set forth in clause (X) until such time, if any, as they change the amount of their payroll deduction.

Exhibit 10.2
(c)Payroll deductions authorized under the Program shall be held by the Corporation as part of its general funds. All funds held by the Corporation under the Program may be used for any corporate purpose. Records will be maintained of the payroll deductions of each participating employee. Participating employees shall not be credited with, or entitled to receive, interest in respect of payroll deductions.

(d)A participating employee may at any time request to stop, increase or decrease his or her payroll deductions by completing a Corporation-specified process. These requests shall become effective as soon as practicable after completion of the process. A participating employee shall have no right to withdraw payroll deductions.

(e)If a participating employee ceases to participate in the Program for any reason (including, without limitation, Program ineligibility or termination of employment), then that participating employee’s uninvested payroll deductions shall be refunded as soon as practicable.

5.Offerings.

(a)Certain Definitions; Offering; Corporate Contribution

(1)The Corporation shall make on the last business day of each calendar month, or on such other date or dates as the Committee may determine, an offer to participating employees to purchase shares of Common Stock under the Program. Each date on which an offer is made is referred to as an “Offer Date.”

(2)The period beginning on the day following an Offer Date and continuing through (and including) the next Offer Date shall be an “Offer Period.”

(3)The payroll deductions for a participating employee made under the Program during an Offer Period shall be the “Employee Contribution” for that Offer Period.

(4)On each Offer Date, for each employee for which there is an Employee Contribution for the Offer Period ending on that Offer Date, the Corporation shall make a “Corporate Contribution” equal to 0.0526 multiplied by the Employee Contribution.

(5)For each participating employee as of any date, the sum of all Employee Contributions plus all Corporate Contributions that have not yet been invested in shares of Common Stock purchased under the Program shall be the participating employee’s “Program Credits” as of that date.

(6)“Market Price” means, unless the Committee determines otherwise, the closing price of a share of Common Stock on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Common Stock) on the relevant date of determination or, if the Common Stock is not traded on such date, the closing price on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Common Stock) on the next preceding day on which the Common Stock was traded.

(b)On any Offer Date, each participating employee will be entitled to purchase Common Stock under the Program on that Offer Date and will be granted an option (an “Option”) to purchase as many shares of Common Stock as may be purchased with the participating employee’s Program Credits. The exercise price for each Option will be the Market Price on the Offer Date. The participating employee shall be deemed to have exercised the Option as of the Offer Date and shall acquire the Common Stock subject to the Option.

6.Common Stock Acquired Under Program. Common Stock purchased by a participating employee under the Program shall be held by a third party agent in an account established for the participating employee.

7.Certain Rights.

(a)A participating employee shall not have any of the rights or privileges of a stockholder of the Corporation with respect to shares purchased under the Program unless and until ownership of such shares shall have been appropriately evidenced on the Corporation’s books.

(b)Rights under the Program are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the participating employee’s lifetime only by the participating employee.

(c)Nothing in the Program shall confer upon any employee the right to continue in the employ of the Corporation or any Participating Entity or affect any right which the Corporation or any Participating Entity may have to terminate such employment.

Exhibit 10.2
8.Amendment; Termination.

(a)The Committee may at any time, or from time to time, amend or suspend the Program in any respect, including retroactively to the extent necessary; provided, however that no such action shall be made without shareholder approval if such approval is required under tax or stock exchange rules and regulations. Upon any such suspension or amendment of the Program, the Committee may in its discretion determine that all payroll deductions pending investment under the Program will be applied under a successor program, if any, or promptly refunded.

(b)The Program and all rights of employees under any offering hereunder shall terminate at the discretion of the Committee or on the day that participating employees become entitled to purchase a number of shares of Common Stock greater than the number of shares of Common Stock remaining available for purposes of the Program; provided, however, if the number of shares of Common Stock so purchasable is greater than the shares of Common Stock remaining available, the available shares of Common Stock shall be allocated by the Committee among such participating employees in such manner as it deems fair.

(c)Upon termination of the Program all payroll deductions pending investment under the Program shall be applied under a successor program, if any, or promptly refunded.

9.Governmental Regulations. The Corporation’s obligation to sell and deliver shares of Common Stock under the Program is subject to the approval of any governmental authority required for the authorization, issuance, or sale of such stock.

10.Expenses. The Committee shall determine in its discretion the extent to which costs of administering and carrying out the Program, including the cost of maintaining participant accounts and costs (including brokerage fees) incurred in connection with transfers or sales of shares under the Program, will be borne by participating employees (including those whose employment has terminated).

11.Miscellaneous.

(a)As a condition to participation by an employee in the Program, the Corporation may withhold from any compensation to which the participating employee may be entitled all amounts necessary to satisfy all federal, state, city or other taxes required to be withheld in connection with the individual’s participation in the Program pursuant to any law or governmental regulation or ruling.

(b)The Program is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code, but is intended to meet the coverage and participation requirements of Sections 423(b)(3) and 423(b)(5) of the Internal Revenue Code and therefore to qualify as a “Stock Purchase Plan” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

12.Governing Law. The Program shall be interpreted, construed and administered in accordance with the laws of the State of New Jersey, without giving effect to principles of conflict of laws.

Exhibit 10.2
Annex I: Certain Supplemental Provisions

This Annex I to the Quest Diagnostics Incorporated Amended and Restated Employee Stock Purchase Plan sets forth supplemental terms and conditions applicable to (i) employees whose employment with the Corporation or another Participating Entity terminated (for any reason) on or prior to May 25, 2015 and (ii) employees and former employees whose accounts under the Program held securities of entities other than the Corporation.

1.Rights on Retirement, Death, or Termination of Employment.

Following retirement or other termination of employment, a participant (or if the participant has died, the representative of the participant’s estate) may elect to have the shares of Common Stock held in the participant’s account under the Program: (i) transferred to a brokerage account designated by the participant; or (ii) sold and the proceeds remitted to the participant. If the Corporation does not receive a written election relating to the shares in a participant’s account from the participant within 60 days following the date the Corporation notifies the participant of the opportunity to make such election, the participant shall be deemed to have made the election provided for in clause
(ii) of the preceding sentence; provided, however, that the Committee may in its discretion establish a different default procedure for participants who fail to make a timely election. This Part 1 of Annex 1 became effective as of May 25, 2015, including with respect to participants who have retired or whose employment has otherwise terminated prior to such date.

2.Common Stock of Entities Other than the Corporation.

With respect to the shares of common stock or other securities of entities other than the Corporation held in accounts under the Program, a participant may elect to have the shares or other securities in the account: (i) delivered to the transfer agent for the issuer of such shares or other securities for the participant’s benefit; (ii) transferred to a brokerage account designated by the participant; or (iii) sold and the proceeds remitted to the participant. If the Corporation does not receive a written election relating to such shares or other securities in a participant’s account from the participant within 60 days following the date the Corporation notifies the participant of the opportunity to make such election, the participant shall be deemed to have made the election provided for in clause (iii) of the preceding sentence; provided, however, that the Committee may in its discretion establish a different default procedure for participants who fail to make a timely election. This Part 2 of Annex I became effective as of May 25, 2015.